NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium to Divest West Sacramento site

April 23, 2015

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it intends to divest the West Sacramento product upgrade facility and site in 2015. The site has access to tidewater and imports the raw materials to produce UAN solutions for the California market. Over the past two years, the site has produced on average about 200,000 tonnes of nitrogen solution products. The decision to divest the site was made as part of Agrium’s portfolio review and any impact on financials are expected to be negligible.

About Agrium

Agrium Inc. is a major global crop input Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

About Sacramento site

The Sacramento facility has the capacity to produce approximately 200,000 tonnes of nitrogen solution fertilizer and has an import terminal accessible to tidewater for the importation of raw materials for the production of UAN. The site employs approximately 30 people.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

For local media calls please contact:

Ron Garcia, Plant Manager, West Sacramento Nitrogen Operations

(916) 375-6112

Other Media/Investor questions:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com

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